Exhibit 99.1

Shineco, Inc. Enters into Agreement to Market Authorized Products of Daiso to Distribute on JD.com

BEIJING, October 27, 2017/PRNewswire/ -- Shineco, Inc. ("Shineco" or the "Company"; NASDAQ: TYHT), a producer and distributor of Chinese herbal medicines, organic agricultural products, specialized textiles, and other health and well-being focused plant-based products in China, today announced that the Company, through its subsidiary Tianjin Tajit E-Commerce Ltd., has obtained contractual rights to distribute branded products of Daiso Industries Co., Ltd.(“Daiso”), a large franchise of 100-yen shops founded in Japan, via JD.com (“JD”), the largest e-commerce company and largest retailer in China.

Pursuant to the contractual arrangement, Shineco is authorized to distribute Daiso’s branded products and utilize its brand names in connection therewith in China through Tianjin Tajit E-Commerce Ltd. The cooperation between Shineco and JD includes many business initiatives, covering a broad spectrum of online retail. It allows the Company to access JD’s significant online customer base to advance Shineco’s business pursuit in China. JD will leverage Shineco’s business expertise, and Shineco will serve as JD's authorized vendor for providing its customers with access to a wide range of products of Daiso.

JD and Shineco is expected to join forces on promoting innovation of online retail business model, which is expected to improve Shineco's brand awareness and might result in enhanced marketing and continued growth.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, stated, “We are excited about teaming up with China’s e-commerce giant JD and Japan’s retail giant Daiso, and the potential market that new relationship can bring to our business. JD's vast online retail channel will enable us to distribute Daiso’s products in a more efficient and economical manner to meet the growing consumer demand in China, which further drives the Company's fast expansion in e-commerce, enhances the influence of the Company and builds up the brand awareness of Shineco.”

Mr. Zhang continued, “As the market globalization and digital transformation continues to challenge traditional business concept, we need to develop the business faster and in a more flexible way. Distributing Daiso branded products via JD would be an exciting leap in this transformation and allows us to move forward with an even greater focus on innovation and development to meet changing customer needs in China. Given the fact that Daiso can benefit over 20 million Chinese families, this part of our business is expected to achieve an annual growth rate of 20% subject to contract renewal. We look forward to offering customers a tremendous number of Daiso’s quality products not previously widely available across China through JD.”

About Shineco, Inc.

Incorporated in August 1997 and headquartered in Beijing, China, Shineco, Inc. ("Shineco" or the "Company") is a Delaware holding company that uses its subsidiaries' and variable interest entities' vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit  www.tianyiluobuma.com.

About Daiso Industries Co., Ltd.

Founded in December 1977 and headquartered in  Higashihiroshima, Hiroshima Prefecture, Japan, Daiso Industries Co., Ltd.(“Daiso”) operates home center chains throughout the world. Daiso develops and sells dining, kitchen, living, food, household, and home decorating products, as well as accessories, stationery, toys, and hardware. Daiso has a range of over 100,000 products, of which over 40 percent are imported goods, many of them from China. Daiso has locations in 25 countries and regions worldwide. Daiso uses such locations as previous pachinko parlours for its retail outlets. Daiso invest on shelving and fixtures to help the stores compete with more high-end retailers. Daiso has 2,800 stores in Japan, 1,150 in South Korea, and 700 stores overseas in Australia, Bahrain, Brazil, Cambodia, Canada, China, Hong Kong, Indonesia, Kuwait, Macau, Malaysia, Mexico, Myanmar, New Zealand, Oman, Philippines, Qatar, Saudi Arabia, Singapore, Taiwan, Thailand, United Arab Emirates, United States of America, and Vietnam. For more information about the Company, please visit www.daiso-sangyo.co.jp

About JD.com, Inc.

JD.com, Inc. is China’s leading online direct sales company and the country’s largest Internet company by revenue. The Company strives to offer consumers the best online shopping experience. Through its content-rich and user-friendly website jd.com and mobile applications, JD.com offers a wide selection of authentic products at competitive prices and delivers products in a speedy and reliable manner. The Company believes it has the largest fulfillment infrastructure of any ecommerce company in China. As of March 31, 2016, JD.com operated 7 fulfillment centers and 209 warehouses, and in total 5,987 delivery stations and pickup stations in 2,493 counties and districts across China, staffed by its own employees. JD.com is a member of the NASDAQ100. For more information about the Company, please visit www.jd.com

Forward-Looking Statements

This press release contains information about Shineco's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco's registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com